EXHIBIT 10.1

NON-REVOLVING CREDIT FACILITY AGREEMENT

This non-revolving credit facility agreement (the “Agreement”) is effective as of October 24, 2024 (the “Effective Date”) by and between Body and Mind Inc., a Nevada corporation (“Borrower”) and Bengal Catalyst Fund, LP, a Delaware limited partnership (“Lender”).

WHEREAS, Borrower has applied for a non-revolving credit facility (the “Credit Facility”) from the Lender in the total principal amount of up to two million three hundred seventeen thousand seven hundred twenty nine and 20/100 dollars ($2,317,729.20) (the “Maximum Credit Balance”);

WHEREAS, subject to the terms, provisions and conditions of this Agreement, Lender is willing to make said Credit Facility available to Borrower;

NOW, THEREFORE, in consideration of the promises herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Lender hereby mutually covenant and agree as follows:

SECTION 1. DEFINITIONS

When used in this Agreement, the following terms shall have the following meanings (such meanings shall be equally applicable to the singular and plural forms of the terms used, as the context requires):

1.01 “Affiliate” means with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such first Person.

1.02 “Borrowing Date” means any date upon which a Loan is made hereunder.

1.03 “Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York City are authorized or required by law to close.

1.04 “Cash Proceeds” means the proceeds received by the Borrower from a Key Sale that is comprised of readily available funds; for sake of clarity, “Cash Proceeds” excludes Equity Interest, warrants, intangible assets, assets other than cash, consideration in-kind that is not cash, and any other proceeds that are not readily liquid United States dollars, or readily convertible thereto as determined in Lender’s sole reasonable discretion.

1.05 “Collateral Agent” means the Lender in its capacity as the collateral agent with respect to the Security Agreement.

1.06 “Default” means any event or condition the occurrence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

1.07 “Default Rate” means twenty four percent (24%) per annum.

1.08 “Equity Interests” means with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

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1.09 “Event of Default” shall have the meaning set forth in Section 7.

1.10 “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any successor thereto.

1.11 “Interest Rate” means a simple interest rate of eighteen percent (18%) per annum, to be computed on the basis of a 365 or 366-day year, as applicable, and the actual number of days elapsed.

1.12 “Key Sale” means (A) with respect to a Subsidiary, the sale, transfer, lease or other disposition by the Borrower of any of the Equity Interests it holds in such Subsidiary, and (B) with respect to Borrower, receipt of any Cash Proceeds outside the normal course of business, including for the avoidance of doubt the receipt of funds through any contingent benefit upon the occurrence of such contingency, regardless of whether the agreement giving rise to the contingent benefit was executed before or after the date hereof.

1.13 “Law” as to any Person, means the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

1.14 “Loan Documents” means this Agreement and the Security Agreement.

1.15 “Material Adverse Effect” means any of: (a) a material adverse effect on the legality, validity or enforceability of the Loan Documents, (b) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Borrower, or (c) a material adverse effect on the Borrower’s ability to perform in any material respect on a timely basis its obligations under the Loan Documents.

1.16 “Maturity Date” means the two (2) year anniversary of the first Borrowing Date.

1.17 “Net Cash Proceeds” means all Cash Proceeds less any commercially reasonable and customary fees, expenses, and costs associated with a Key Sale incurred by Borrower, including but not limited to reasonable and customary attorneys’ fees, filing fees, escrow fees, and any other similar or related reasonable and customary expenses incurred in connection with the Key Sale transaction but does not include any actual or estimated income or other tax liabilities.

1.18 “Note Rate” means eighteen percent (18%) per annum.

1.19 “Non-Revolving Credit Period” shall mean the period commencing on the Effective Date and terminating on the Non-Revolving Credit Termination Date.

1.20 “Non-Revolving Credit Termination Date” shall mean the earlier of: (a) the one (1) year anniversary of the Effective Date; or (b) the termination of the Credit Facility by Borrower pursuant to Section 2.01(c).

1.21 “Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, entity or government (whether national, federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

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1.22 “Security Agreement” means that certain security agreement, entered into contemporaneously, by and between the Borrower and Lender.

1.23 “Subsidiary” or “Subsidiaries” means and direct and indirect subsidiaries of the Borrower set forth in Schedule I.

SECTION 2. THE LOANS

2.01 Terms of Borrowing.

(a) Subject to the terms and conditions set forth in this Agreement, so long as no Default or Event of Default has occurred and is continuing, during the Non-Revolving Credit Period, the Lender agrees to make loans to Borrower (each, a “Loan” and collectively, the “Loans”) as Borrower may request pursuant to Section 2.02. The aggregate principal amount of Loans which the Lender may have outstanding under this Agreement as of any date shall not exceed the Maximum Credit Balance. Within the foregoing limits, Borrower may borrow under this Section 2.01, shall repay under Section 2.06, and prepay under Section 2.07. The Borrower shall not be allowed to reborrow any amount which has been repaid at any time during the Non-Revolving Credit Period. All Loans not paid prior to the Maturity Date, together with all accrued and unpaid interest thereon and all fees and other amounts owing by Borrower to the Lender with respect thereto (being the “Loan Amount”), shall be due and payable on the Maturity Date.

(b) Each Loan made by Lender hereunder shall be subject to an original issue discount (the “OID”) at a rate of Five Percent (5.0%) of the principal amount of each Loan. Notwithstanding the OID, Borrower shall be obligated to repay the full principal amount of each Loan on or before the Maturity Date.

(c) Upon not less than thirty (30) days written notice to Lender, Borrower shall have the right to terminate the Credit Facility without any premium or penalty. For the avoidance of doubt, upon such termination: (i) Lender shall not be obligated to make any additional Loans to Borrower; and (ii) all outstanding Loans shall be paid in accordance with Section 2.06 or Section 2.07.

2.02 Method of Borrowing.

(a) From time to time during the Non-Revolving Credit Period, Borrower may request Loans by submitting a Request for Borrowing in the form annexed hereto as Schedule III to the Lender of each Loan requested by Borrower, containing (i) the date the Loan is required, which shall be a Business Day; (ii) the aggregate principal amount of such Loan; (iii) a certification from the Borrower that (x) each of the representations and warranties are true as of the date of the borrower, and (y) no Events of Default have occurred or are continuing. A Request for Borrowing shall be non-revocable by Borrower.

(b) Provided that the aggregate outstanding principal balance of all Loans does not exceed One Million Dollars in respect of the first Borrowing (the “First Borrowing Threshold”), and Five Hundred Thousand Dollars ($500,000) (the “Additional Borrowing Threshold” and together with the First Borrowing Threshold, the “Pre-Approved Threshold”), then not later than 12:00 p.m. Pacific Standard Time on the first Business Day after the date of the Loan (as set forth in the Request for Borrowing), the Lender shall have the obligation to disburse the full amount of such Loan to Borrower by crediting such funds to a demand deposit account of Borrower at the address specified by Borrower.

(d) In the event that aggregate outstanding principal balance of all Loans exceeds the Pre-Approved Threshold, Lender shall have the right, in its sole discretion, to accept or reject additional Loans requested by Borrower. In determining whether to accept or reject such additional Loans, the Parties agree and acknowledge that Lender may require Borrower to provide additional due diligence and/or evidence of creditworthiness.

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(e) Borrower hereby irrevocably authorizes the Lender to rely on email instructions of any person that is authorized to act on behalf of Borrower pursuant to a resolution adopted by Borrower’s board of directors and delivered to the Lender, with respect to any request to make a Loan or a repayment hereunder, and on any signature which the Lender reasonably believes to be genuine, and Borrower shall be bound thereby in the same manner as if such individual were actually authorized or such signature were genuine.

2.03 Non-Revolving Credit Note.

(a) The Loans shall be evidenced by a non-revolving credit note of Borrower payable to the order of the Lender in a principal amount equal to the amount of the Maximum Credit Balance, which non-revolving credit note shall be in substantially the form of Schedule II attached hereto and incorporated herein by reference (with appropriate insertions) (as the same may from time to time be amended, modified, extended, renewed, restated or replaced, the “Note” or “Non-Revolving Credit Note”).

(b) The Lender shall record in its books and records the date, amount, type and maturity of each Loan made by it to Borrower and the date and amount of each payment of principal and/or interest made by Borrower with respect thereto; provided, however, that the obligation of Borrower to repay each Loan made under this Agreement shall be absolute and unconditional subject to the terms of this Agreement, notwithstanding any failure of the Lender to make any such recordation or any mistake by the Lender in connection with any such recordation. The books and records of the Lender showing the account between the Lender and Borrower shall be conclusive evidence of the items set forth therein in the absence of manifest error.

2.04 Interest.

(a) Interest on the principal balance of the Loan outstanding from time to time shall accrue from and including the date of the Borrowing up to and including the Maturity Date at the Note Rate; provided, however, that during any period that an Event of Default is continuing, interest shall accrue at the Default Rate.

(b) Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on the Note Rate or the Default Rate, as applicable, divided by a three hundred sixty (360) day year by (c) the outstanding principal balance.

(c) [Reserved].

2.05 [RESERVED]

2.06 Maturity; Repayment.

(a) Maturity. The Loan Amount shall be paid on or before the Maturity Date.

(b) Monthly Interest Payments. Commencing on the fifteenth (15th) day of the month following the first Borrowing Date and continuing each calendar month thereafter until Borrower has repaid all Loans, on or before the fifteenth (15th) day of each calendar month (the “Monthly Interest Payment Date”), Borrower shall make a payment to Lender equal to the interest accrued on the outstanding principal amount of the Loans since the last Monthly Interest Payment Date (the “Monthly Interest Payment”).

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(c) Place and Manner of Payment. All payments of principal and interest of the Loan are payable in lawful money of the United States of America, by wire transfer in immediately available funds, to the Lender’s account at a bank specified by the Lender in writing to the Borrower from time to time.

(d) Application of Payments. All payments made hereunder shall be applied first to any fees or charges outstanding, then to accrued interest, and then to principal.

(e) Business Day. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

2.07 Voluntary Prepayment. Borrower has the right, at its sole discretion, to pre-pay the Loan Amount (including interest) without penalty, fee, or premium, in whole or in part, prior to the Maturity Date.

2.08 Mandatory Prepayment.

(a) Trigger Event. Upon the occurrence of a Key Sale, the Borrower shall be obligated to prepay the Loan on the terms set forth in this Section 2.08.

(b) Pre Payment Amount. Following a Key Sale, the Borrower shall be obligated to prepay the Loan in an amount equal to the lesser of (either being the “Mandatory Amount”): (i) the entire outstanding Amount Due, or (ii) one hundred percent (100%) of the Net Cash Proceeds received by Borrower from the Key Sale.

(c) Mechanics.

a. The Borrower shall use its commercially reasonable efforts to cause the purchaser in the Key Sale to wire the Mandatory Amount to the Lender directly upon closing of the Key Sale. To the extent that the Mandatory Amount cannot be directly paid, or some portion of the Mandatory Amount is paid to the Borrower, Borrower shall deliver the Mandatory Amount to the Lender within seven (7) calendar days of the Borrower’s receipt of the Cash Proceeds of the Key Sale. The Mandatory Amount shall be delivered to the Lender pursuant to the provisions set forth in Section 2.06(c).

b. To the extent that some or all of the proceeds of a Key Sale are securities or other non-cash proceeds (“Non-Cash Proceeds”), the Mandatory Amount shall be the lesser of (i) the entire outstanding Amount Due, or (ii) one hundred percent (100%) of the Net Cash Proceeds from the Borrower’s disposition of the Non-Cash Proceeds.

c. Borrower shall monetize the Non-Cash Proceeds subject to any legal limitations (including those imposed by U.S securities laws, individual state securities laws, etc.) and in a commercially reasonable manner in order to pay the Mandatory Amount. If the Borrower has not paid the Mandatory Amount within five calendar days, Lender may, in Lender’s sole and absolute discretion, direct Borrower to assign the Non-Cash Proceeds to the Collateral Agent. The Collateral Agent will then conduct the sale of the Non-Cash Proceeds in a commercially reasonable manner and shall distribute any proceeds of such sale in accordance with the Security Agreement.

(d) [Reserved].

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2.09 Taxes. Any and all payments by Borrower to or for the account of the Lender shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the Lender’s net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which the Lender is organized or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).

SECTION 3. PRECONDITIONS TO LOANS

3.01 Initial Loan. Notwithstanding any provision contained in this Agreement to the contrary, the Lender shall not have any obligation to make the initial Loan under this Agreement unless the Lender shall have first received a Request for Borrowing required by Section 2.02.

3.02 All Loans. Notwithstanding any provision contained in this Agreement to the contrary, the Lender shall not have any obligation to make any Loan under this Agreement unless:

(a) the Lender shall have received the Loan Documents duly executed by Borrower.

(b) the Lender shall have received a Request for Borrowing for such Loan as required by Section 2.02;

(c) both immediately before and immediately after giving effect to such Loan, no Default or Event of Default under this Agreement shall have occurred and be continuing; and

(d) all of the representations and warranties made by Borrower in this Agreement shall be true and correct in all material respects on and as of the date of such Loan as if made on and as of the date of such Loan (and for purposes of this Section 3.02).

Each Request for Borrowing shall be deemed to be a representation and warranty by Borrower on the date of such Loan as to the facts specified in clauses (b) and (c) of this Section 3.02.

SECTION 4. REPRESENTATIONS AND WARRANTIES

Borrower hereby represents and warrants to the Lender that:

4.01 The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority to: (i) execute and deliver the Loan Documents, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, (ii) own, operate or lease the properties and assets now owned, operated or leased by it and its Subsidiaries, and (iii) to carry on its business as it has been and is currently conducted.

4.02 The information set forth in Schedule I is true and correct and each of the Subsidiaries as set forth in Schedule I is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and: (i) has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and (ii) validly possess in good standing any licenses, registrations, certificates, permits and any other similar documentation necessary to carry on its business as it has been and is currently conducted.

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4.03 The Borrower and each of its Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect, and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such corporate power and authority or qualification.

4.04 All corporate action required to be taken by the Board of Directors of Borrower in order to authorize the Borrower to enter into the Loan Documents has been taken.

4.05 The Loan Documents, when executed and delivered by the Borrower, shall constitute valid and legally binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.06 The execution and delivery of, and the performance of the terms of, the Loan Documents by the Borrower, do not and will not constitute a breach or violation of, or be in conflict with, or constitute a default under the constating documents of the Borrower or any law, regulation, order or ruling applicable to the Borrower or any agreement, contract or indenture to which the Borrower is a party or by which it is bound.

4.07 The execution, delivery, and performance of the Loan Documents by the Borrower will not (i) conflict with or result in a violation of any provision of the articles of incorporation or bylaws of the Borrower, or (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, debenture, evidence of indebtedness, indenture, patent, patent license or instrument to which the Borrower or any of its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and regulations of any self-regulatory organizations to which the Borrower or its securities is subject) applicable to the Borrower or any of its Subsidiaries or by which any property or asset of the Borrower or any of its Subsidiaries is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect), or (iv) trigger any anti-dilution and/or ratchet provision contained in any other contract to which the Borrower is a party or any security issued by the Borrower.

4.08 Since January 1, 2024, there has been no material adverse change and no material adverse development in the assets, liabilities, business, properties, operations, financial condition, results of operations, prospects or Exchange Act reporting status of the Borrower or any of its Subsidiaries. No default has occurred and is continuing and no default has occurred and is continuing under or with respect to any material contractual obligations of the Borrower or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

4.09 Except as disclosed to the Lender, the Borrower has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits to such documents) incorporated by reference therein, being hereinafter referred to herein as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to (a) make the statements therein, in light of the circumstances under which they were made, not misleading. None of the statements made in any such SEC Documents is, or has been, required to be amended or updated under applicable law (except for such statements as have been amended or updated in subsequent filings prior the date hereof). The Borrower is subject to the reporting requirements of the Exchange Act. The Borrower is a former “shell company” as described in Rule 144(i)(1)(i).

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4.10 Except as already disclosed to the Lender, there is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened against or affecting the Borrower or any of its Subsidiaries, or their officers or directors in their capacity as such, that could have a Material Adverse Effect. The SEC Documents contain a complete list and summary description of any pending or, to the knowledge of the Borrower, threatened material proceeding against or affecting the Borrower or any of its Subsidiaries, without regard to whether it would have a Material Adverse Effect. The Borrower and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing.

4.11 Except as previously disclosed to the Lender, the Borrower and each of its Subsidiaries has made or filed all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. Except as previously disclosed to the Lender, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Borrower know of no basis for any such claim. The Borrower has not executed a waiver with respect to the statute of limitations relating to the assessment or collection of any foreign, federal, state or local tax. None of the Borrower’s tax returns is presently being audited by any taxing authority.

4.12 The Borrower has taken no action which would give rise to any claim by any person for brokerage commissions, transaction fees or similar payments relating to this Agreement or the transactions contemplated hereby.

4.13 The Borrower and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Borrower and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects, or such as would not have a Material Adverse Effect. Any real property and facilities held under lease by the Borrower and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as would not have a Material Adverse Effect.

4.14 The Borrower shall use the proceeds for the construction of a dispensary in Lynwood, Illinois; provided that Borrower may use some portion of the proceeds to fund business, operational, and capital development. The Borrower shall not use any of the proceeds for the repayment of any indebtedness owed to officers, directors, or employees of the Borrower or their affiliates or in violation or contravention of any applicable law, rule, or regulation.

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4.15 To the extent it may lawfully do so, the Borrower hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any action or proceeding that may be brought by the Lender in order to enforce any right or remedy under this Agreement, the Security Agreement, and any document, agreement or instrument contemplated thereby. Notwithstanding any provision to the contrary contained in the Loan Documents, it is expressly agreed and provided that the total liability of the Borrower under the Loan Documents for payments which under applicable law are in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums which under applicable law in the nature of interest that the Borrower may be obligated to pay under the Loan Documents exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law applicable to the Loan Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Loan Documents from the effective date thereof forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Borrower to the Lender with respect to indebtedness evidenced by the Loan Documents, such excess shall be applied by the Lender to the unpaid principal balance of any such indebtedness or be refunded to the Borrower, the manner of handling such excess to be at the Lender’s election.

4.16 Within four (4) Business Days following the date this Agreement has been fully executed, the Borrower shall file a Current Report on Form 8-K describing the terms of the transactions contemplated by this Agreement in the form required by the Exchange Act and attaching this Agreement (the “8-K Filing”). From and after the filing of the 8-K Filing with the SEC, the Lender shall not be in possession of any material, nonpublic information received from the Borrower, any of its Subsidiaries or any of their respective officers, directors, employees or agents that is not disclosed in the 8-K Filing. In addition, effective upon the filing of the 8-K Filing, the Borrower acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Borrower, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Lender or any of its affiliates, on the other hand, shall terminate.

SECTION 5. COVENANTS

5.01 Covenants of Borrower. Borrower covenants and agrees that, so long as the Lender has made any Loan under this Agreement and/or the Loan Amount remains unpaid, the Borrower shall:

(a) Maintenance of Existence. (a) Preserve, renew, and maintain in full force and effect its corporate existence and (b) take all reasonable action to maintain all rights, privileges, and franchises necessary or desirable in the normal conduct of its business, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b) Compliance. (a) Comply with all Laws applicable to it and its business and its obligations under its material contracts and agreements, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (b) maintain in effect and enforce policies and procedures reasonably designed to achieve compliance in all material respects by the Borrower and its directors, officers, employees and agents with anti-corruption and anti-terrorism Laws and applicable sanctions.

(c) Minimum Operating Budget. The Borrower shall prepare and deliver to the Lender a corporate budget which sets forth, at a minimum, the overhead operating budget for the Borrower and the Subsidiaries (the “Budget”). The Borrower shall provide quarterly updates to the Lender with respect to the Budget.

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(d) Use of Cash in Budget. Borrower shall maintain all cash and cash receipts in its operating bank accounts until such time as Borrower is authorized to disburse such cash in accordance with the Budget. Borrower may, without the consent of the Lender, disburse cash consistent with the line items on the Budget. For the avoidance of doubt, Borrower shall not disburse any cash where such disbursement would cause Borrower to exceed the allotted amount on the Budget. Borrower shall not approve the payment of any executive bonuses or management bonuses in excess of $15,000 per quarter while any Loan is outstanding.

(e) Capital Expenses. Other than as provided for in Section 5.01(d), the Borrower shall not, in a single transaction or series of similar transactions, spend more than ten thousand dollars ($10,000) without express prior approval of the Lender, which approval shall not be unreasonably withheld. Provided however, this covenant shall not preclude or restrict the Borrower from unilaterally paying any currently outstanding accounts payable, debt, or other obligations to prevent any default or event of default under such obligation.

(f) Further Assurances. Upon the reasonable request of the Lender, in a timely manner, execute and deliver such further instruments and do or cause to be done such further acts as may be necessary or advisable to carry out the intent and purposes of this Agreement and the Security Agreement.

(g) Minimum Liquidity. Borrower shall, from the time of the first draw on the Loan through December 31, 2024, own and maintain minimum Liquid Assets of at least $ 250,000.00 as determined by Lender. Commencing on January 1, 2025, and through the remaining term of the Loan, Borrower shall maintain minimum Liquid Assets of at least $350,000. As used herein, the term “Liquid Assets” shall be deemed to mean assets of the following types and nature so long as such are not pledged, encumbered, hypothecated, subject to rights of offset or otherwise restricted, other than those assets consisting of Collateral under the Security Agreement:

1. readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

2. time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (iii) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

3. commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “A‑1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

4. money market accounts or similar investments classified in accordance with GAAP as current assets of Borrower, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (1), (2) and (2) of this definition.

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SECTION 6. RELEASE UPON PAYMENT.

Within five (5) Business Days of Lender’s receipt of complete payment of the Loan Amount due under this Agreement, (i) the Lender shall surrender the Note as cancelled or provide such documentation evidencing the same, and (ii) the Lender shall terminate the Security Agreement and take all necessary steps (including UCC filings) to effectuate the full release and termination of the Security Agreement.

SECTION 7. EVENTS OF DEFAULT

The occurrence and continuance of any of the following events shall constitute an “Event of Default”:

7.01 Events of Default. The occurrence and continuance of any of the following events shall constitute an “Event of Default”:

(a) Borrower shall fail to make a payment when due, and such failure shall not have been remedied within five (5) Business Days after receipt of written notice from Lender;

(b) Borrower is in breach of or default under any provision contained in this Agreement, including any of its representations, warranties, or covenants, and such breach shall not have been remedied within fifteen (15) calendar days after Borrower’s receipt of written notice from Lender;

(c) a proceeding or case shall be commenced, without the application or consent of Borrower, in any court of competent jurisdiction, seeking (i) Borrower’s reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of Borrower’s debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of Borrower or of all or any substantial part of Borrower’s assets, or (iii) similar relief in respect of Borrower under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue without being dismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue without being stayed and in effect, for a period of sixty (60) or more days;

(d) Borrower shall make, or shall permit any subsidiary to make, payment to any debt obligation, including any convertible debt obligation, other than trade debt that is (i) incurred in the ordinary course of business and (ii) scheduled on the Borrower’s budget;

(e) Borrower shall make any payment in violation of section 5.01(d);

(f) an order for relief against Borrower shall be entered in an involuntary case under the U.S. Federal Bankruptcy Code of 1978, as amended from time to time (the “Bankruptcy Law”); and

(g) Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Law, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Law or (vi) take any action for the purpose of effecting any of the foregoing.

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7.02 Remedies.

(a) Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Lender may, at its option, by written notice to the Borrower (a) declare the entire principal amount of the Loans, together with all accrued interest thereon and all other amounts payable under this Agreement, immediately due and payable; and/or (b) exercise any or all of its rights, powers, or remedies under the Security Agreement or applicable Law. From and after the date of any Event of Default, interest shall accrue at the Default Rate.

(b) The rights and remedies of the Lender under this Agreement shall be cumulative. The Lender shall have all other rights and remedies as provided under applicable law or in equity. No exercise by the Lender of one right or remedy shall be deemed an election, and no waiver by the Lender of any Event of Default shall be deemed a continuing waiver. No delay by the Lender in enforcing any rights hereunder shall constitute a waiver, election or acquiescence by it in the absence of a written waiver signed by the Lender.

SECTION 8. SECURITY AGREEMENT. The performance of the Borrower of its obligations under this Agreement shall be secured by the collateral specified in the Security Agreement. For purposes of the Security Agreement, the Lender shall be the Collateral Agent.

SECTION 9. MISCELLANEOUS

9.01 Expenses. The Borrower shall reimburse the Lender on demand for all reasonable and documented attorneys’ fees incurred by the Lender in connection with the negotiation, documentation, and execution of this Agreement and the Security Agreement and the enforcement of the Lender’s rights hereunder and thereunder.

9.02 Reinstatement. This Agreement shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Loan Amount is rescinded or must otherwise be restored or returned by Lender as a preference, fraudulent conveyance, or otherwise under any bankruptcy, insolvency or similar law, all as though such payment had not been made; provided that in the event payment of all or any part of the Loan Amount is rescinded or must be restored or returned, all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Lender in defending and enforcing such reinstatement shall be deemed to be included as a part of the Loan Amount.

9.03 Notices. Any notice, demand, communication or other document required, permitted, or desired to be given hereunder shall be in writing and shall be delivered personally or sent by United States registered or certified mail, return receipt requested, postage prepaid, by reputable overnight courier, or by email, and addressed to the party at the respective numbers and/or addresses set forth below each Party’s signature block, and the same shall be deemed given and effective (i) upon receipt or refusal if delivered personally or by hand delivered messenger service, (ii) the date received or refused if sent by reputable overnight courier, (iii) the date received or refused if mailed by United States registered or certified mail, return receipt requested, postage prepaid, and (iv) the next Business Day following transmittal of electronic mail. A party may change its address for receipt of notices by service of a notice of such change in accordance herewith.

9.04 Amendment. This Agreement or any provision hereof may be waived, changed, modified or discharged only by agreement in writing signed by Borrower and Lender. The Borrower may not assign or transfer its obligation hereunder without the prior written consent of the Lender, which consent may be withheld in its sole and absolute discretion. Lender may freely assign its rights hereunder.

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9.05 Severability. If any provision of this Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if this Agreement had never contained the invalid or unenforceable provision.

9.06 Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Nevada and the federal laws of the United States applicable therein. Any and all disputes arising under this Agreement, whether as to interpretation, performance or otherwise, shall be subject to the non-exclusive jurisdiction of the state and federal courts of the State of Nevada located in Las Vegas, Nevada and each of the parties hereto hereby irrevocably attorns to the jurisdiction of the courts of such jurisdiction.

9.07 Savings Clause. Nothing contained in this Agreement shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum interest rate permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum interest permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by Borrower to Lender

9.08 Integration. This Agreement and the Security Agreement constitutes the entire contract between the Parties with respect to the subject matter hereof and supersedes all previous agreements and understandings, oral or written, with respect thereto.

9.09 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature including, without limitation, AdobeSign) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[signature page follows]

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IN WITNESS WHEREOF, the Borrower and the Lender have executed this Agreement effective as of the Effective Date.

LENDER:		BORROWER:

Bengal Catalyst Fund, LP		Body and Mind Inc.

By:	/s/ Joshua Rosen	By:	/s/ Michael Mills
Name:	Joshua Rosen	Name:	Michael Mills
Its:	Authorized Signatory	Its:	CEO

Address: 6608 E 2nd St. Scottsdale, AZ 85251 Email: josh@bengalcap.com	Address: 2625 N. Green Valley Parkway Suite 150 Henderson, NV 89014 Email: mmills@bodyandmind.com

Loan Agreement	Signature Page

SCHEDULE I

List of Subsidiaries

Body and Mind Entities – September 6, 2024

Consolidated Entities

Name	Jurisdiction	Ownership	Date of acquisition or formation
DEP Nevada Inc. (“DEP Nevada”)	Nevada, USA	100%	10 August 2017
NMG Long Beach LLC (“NMG LB”)	California, USA	100%	18 December 2018
NMG San Diego LLC (“NMG SD”)	California, USA	60%	30 January 2019
NMG MI C1 Inc.	Michigan, USA	100%	24 June 2021
NMG MI P1 Inc.	Michigan, USA	100%	24 June 2021
Canopy Monterey Bay, LLC (“Canopy”)	California, USA	100%	30 November 2021
NMG CA P1, LLC (“NMG CA P1”)	California, USA	100%	7 January 2020
NMG CA C1, LLC (“NMG CA C1”)	California, USA	100%	7 October 2020
BaM Body and Mind Dispensary NJ, Inc. (“BAM NJ”)	New Jersey, USA	95%	21 December 2022
NMG TX 1 LLC	Texas, USA	100%	22 March 2023
NMG IL 4, LLC (“NMG IL 4”)	Illinois, USA	100%	25 April 2023

Notes:

NMG MI C1, NMG MI P1, NMG CA P1, NMG CA C1 are all entities with no operations or assets and have lease obligations.

NMG TX 1 entity was created for Texas license application which is in a holding pattern.

Non-Consolidated Entities

NMG IL 1 LLC (“NMG IL 1”) is the Lynwood IL entity

Body and Mind Inc. has a management agreements with NMG IL 1 LLC and the option to indirectly acquire all of the membership interests in NMG IL 1 pursuant to a convertible credit facility between Body and Mind's subsidiary, DEP Nevada Inc., and NMG IL 1 subject to obtaining all required local and state regulatory authorization

Big Stone Farms AR 1 LLC is the Arkansas private entity associated with the Comprehensive Care Group LLC Arkansas license. DEP has option agreements for ownership of Big Stone Farms AR 1 LLC which ensures payment of DEP ownership upon sale of the Arkansas entity or DEP portion of the Arkansas entity.

Schedule I

SCHEDULE II

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES. THE HOLDER HEREOF SHOULD CONTACT THE CHIEF FINANCIAL OFFICER OF THE ISSUER AT THE ISSUER’S PRINCIPAL OFFICE, CURRENTLY LOCATED AT 150-2625 N GREEN VALLEY PARKWAY, HENDERSON, NV 89014, TO OBTAIN THE INFORMATION RELATED TO THIS NOTE’S OID CALCULATIONS. THIS LEGEND IS INTENDED TO SATISFY THE OID REPORTING REQUIREMENTS UNDER TREASURY REGULATIONS SECTION 1.1275-3.

NON-REVOLVING CREDIT NOTE

Up to $2,317,729.20	Effective as of October __, 2024

FOR VALUE RECEIVED, the undersigned, Body and Mind Inc., a Nevada corporation (“Borrower”), hereby promises to pay to the order of Bengal Catalyst Fund, LP, a Delaware limited partnership (“Lender”), the principal amount of two million three hundred seventeen thousand seven hundred twenty nine and 20/100 dollars ($2,317,729.20) or, if less, the aggregate unpaid principal amount of all Loans made pursuant to the non-revolving credit facility agreement effective as of October __, 2024, as it may hereafter be amended, modified, extended or restated from time to time, (the “Agreement”), in lawful money of the United States of America and in immediately available funds, on or before the Maturity Date (as defined in the Agreement).  Borrower also promises to pay interest on the unpaid principal balance hereof, for the period such balance is outstanding, at the rates of interest as provided in the Agreement, on the dates and in the manner provided in said Agreement.

Borrower hereby authorizes Lender to endorse on Annex 1 to this Agreement, attached hereto and incorporated herein, the amount and type of all Loans made to the Borrower and all payments of by Borrower in respect of such Loans, which endorsements shall constitute prima facie evidence, absent manifest error, as to the outstanding principal amount of all Loans owed to Borrower; provided, however, that the failure to make such notation with respect to any Loan or payment shall not limit or otherwise affect the obligation of the Borrower under the Agreement or this Agreement.

The Agreement provides for the acceleration of the payment of principal of and interest on such Loans upon the happening of certain Events of Default as defined in the Agreement.  This Non-Revolving Credit Note is issued under the Agreement, executed contemporaneously herewith and incorporated herein.  Borrower waives presentment, demand for payment, notice of dishonor or acceleration, protest and notice of protest, and any and all other notices or demands in connection with this Non-Revolving Credit Note.   This Non-Revolving Credit Note shall be governed by and construed in accordance with the laws of the State of Nevada.

[signature page follows]

Schedule II: Note	Page 1 of 2

Body and Mind Inc. (“Borrower”)

By:
Name:	Michael Mills
Its:	CEO

Schedule II: Note	Page 2 of 2

ANNEX 1 TO

NON-REVOLVING CREDIT NOTE

Date of Loan/Payment	Loan Principal Amount	Payment Amount	Loan Principal Balance	Endorsement by Lender

Annex 1 to: Note

SCHEDULE III

REQUEST FOR BORROWING

The undersigned, Body and Mind Inc., a Nevada corporation (the “Borrower”) refers to the Non-Revolving Credit Facility Agreement, effective as of October 24, 2024 (as it may hereafter be amended, modified, extended or restated from time to time, the “Agreement”), by and between Borrower and Bengal Catalyst Fund, LP, a Delaware limited partnership (the “Lender”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement. Pursuant to Section 2.02 of the Agreement, Borrower hereby gives Lender notice, irrevocably, that Borrower hereby requests a Loan under the Agreement, and connection therewith sets forth the following information relating to such Loan as required by Section 2.02 of the Agreement:

(a) The Business Day of the Loan is _______________________________________; and

(b) The aggregate principal amount of the Loan is $___________________________.

Borrower hereby certifies that the following statements are true and correct on the date hereof, and will be true on the date of the Loan:

(a) The representations and warranties contained in the Agreement and the covenants contained the Agreement are true and correct, before and after giving effect to the Loan and to the application of the proceeds thereof, as though made on and as of such date; and

(b) no Default or Event of Default has occurred and is continuing or would result from such Loan or from the application of the proceeds thereof.

Very truly yours,

Body and Mind Inc.
(“Borrower”)

By:
Name:	Michael Mills
Its:	CEO

Schedule III: Request for Borrowing	Page 1 of 1